NEWS RELEASE

Elliott Pierce Joins Sound Community Bank
Senior Leadership Team

April 8, 2015 – Sound Community Bank is pleased to announce Elliott Pierce has joined the Bank as a Senior Vice President, Chief Credit Officer.

Elliott has many years of community banking experience including work as a Note Teller and bookkeeper to service as the Senior Vice President and Senior Credit Manager for Union Bank.  He is also a graduate of Pacific Coast Banking School.  He says, "I am elated to join the Bank and serve as Chief Credit Officer.  I look forward to serving the needs of this local, community organization."

Elliott holds an MBA from Seattle Pacific University and an undergraduate degree from the University of Washington.  He is native to Seattle, an avid sports fan, has three grown children with wife Sandy, and enjoys traveling, biking and boating.

Sound Community Bank is a full-service community bank, providing personal and business banking services from offices in King, Pierce, Snohomish, Jefferson and Clallam Counties, and on the web at www.soundcb.com. Sound Community Bank is a subsidiary of Sound Financial Bancorp, Inc. (SFBC).

Enclosure: Photograph

For additional information:

Media Contact:
Brady Robb, Marketing Supervisor
(206) 448-0884 x202